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                   COHERENT COMMUNICATIONS SYSTEMS CORPORATION



NET INCOME PER COMMON SHARE- EXHIBIT 11

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                              THREE MONTHS ENDED          NINE MONTHS ENDED
                                                SEPTEMBER 30,               SEPTEMBER 30,
                                           ---------------------       ---------------------
                                            1997          1996          1997          1996
                                           -------       -------       -------       -------
Net income available for
common stockholders                        $ 3,578       $ 2,445       $ 9,613       $ 6,843
                                           =======       =======       =======       =======

Average common shares outstanding           15,252        15,002        15,201        14,925

Average common share equivalents:
      Options                                  332           477           337           547
                                           -------       -------       -------       -------

Average number of common and
common share equivalents outstanding        15,584        15,479        15,538        15,472
                                           =======       =======       =======       =======

Net income per common share                   0.23          0.16          0.62          0.44
                                           -------       -------       -------       -------



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